Term Sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014
Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated November 7, 2014; Rule 433

Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF due November 16, 2017
General
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The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest Review Date for which the closing level or closing price, as applicable, of each of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF is greater than or equal to 70% of its Initial Underlying Value, which we refer to as an Interest Barrier.  Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

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The notes will be automatically called if the closing level of the Index or closing price, as applicable, of each Underlying on any quarterly Autocall Review Date is greater than or equal to its Initial Underlying Value.  The earliest date on which an automatic call may be initiated is February 11, 2015.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
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The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 4a-I, supersede the terms set forth in product supplement no. 4a-I.  In particular, the notes may be automatically called based on the performance of the Underlyings on the quarterly Autocall Review Dates while Contingent Interest Payments may be payable based on the performance of the Underlyings on the monthly Interest Review Dates, as described under “Key Terms — Automatic Call” and “Key Terms — Contingent Interest Payments,” respectively, below.

Key Terms
Underlyings:
The Russell 2000® Index (Bloomberg ticker: RTY) (the “Index”) and the iShares® MSCI EAFE ETF (Bloomberg ticker: EFA) and the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (each, a “Fund” and collectively, the “Funds”) (each of the Index and the Funds, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments:
If the notes have not been automatically called and the closing level of the Index or closing price, as applicable, of each Underlying on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $6.25* (equivalent to an interest rate of at least 7.50%* per annum, payable at a rate of at least 0.625%* per month).
If the closing level of the Index or closing price, as applicable, of any Underlying on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.

Interest Barrier:	With respect to each Underlying, an amount that represents 70% of its Initial Underlying Value (in the case of the Funds, subject to adjustments)
Contingent Interest Rate:
At least 7.50%* per annum, payable at a rate of at least 0.625%* per month, if applicable
*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.50% per annum.

Automatic Call:
If the closing level of the Index or closing price, as applicable, of each Underlying on any Autocall Review Date is greater than or equal to its Initial Underlying Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to that Autocall Review Date, payable on the applicable Call Settlement Date.

Payment at Maturity:
If the notes have not been automatically called and (i) the Ending Underlying Value of each Underlying is greater than or equal to its Initial Underlying Value or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.
If the notes have not been automatically called and (i) the Ending Underlying Value of any Underlying is less than its Initial Underlying Value and (ii) a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value, subject to any Contingent Interest Payment payable at maturity.  Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment,  will be calculated as follows:
$1,000 + ($1,000 × Least Performing Underlying Return)
If the notes have not been automatically called and (i) the Ending Underlying Value of any Underlying is less than its Initial Underlying Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of the Index or closing price, as applicable, of any Underlying is less than its Trigger Level.
Monitoring Period:	The period from, but excluding, the Pricing Date to, and including, the final Review Date
Trigger Level:	With respect to each Underlying, an amount that represents 65% of its Initial Underlying Value (in the case of the Funds, subject to adjustments)
Pricing Date:	On or about November 11, 2014
Original Issue Date (Settlement Date):	On or about November 14, 2014
Interest Review Dates†:
December 11, 2014, January 12, 2015, February 11, 2015, March 11, 2015, April 13, 2015, May 11, 2015, June 11, 2015, July 13, 2015, August 11, 2015, September 11, 2015, October 13, 2015, November 12, 2015, December 11, 2015, January 11, 2016, February 11, 2016, March 11, 2016, April 11, 2016, May 11, 2016, June 13, 2016, July 11, 2016, August 11, 2016, September 12, 2016, October 11, 2016, November 14, 2016, December 12, 2016, January 11, 2017, February 13, 2017, March 13, 2017, April 11, 2017, May 11, 2017, June 12, 2017, July 11, 2017, August 11, 2017, September 11, 2017, October 11, 2017 and November 13, 2017 (the “final Review Date”)

Autocall Review Dates†:	February 11, 2015, May 11, 2015, August 11, 2015, November 12, 2015, February 11, 2016, May 11, 2016, August 11, 2016, November 14, 2016, February 13, 2017, May 11, 2017 and August 11, 2017
Maturity Date†:	November 16, 2017
CUSIP:	48127DU89
Other Key Terms:	See “Additional Key Terms” in this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Review Date” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $33.50 per $1,000 principal amount note and in no event will these selling commissions exceed $36.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $936.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $920.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are they obligations of, or guaranteed by, a bank.

November 7, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 7, 2014, as supplemented by the prospectus supplement dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Ending Underlying Value – Initial Underlying Value) Initial Underlying Value
Initial Underlying Value:
With respect to each Underlying, the closing level of the Index or closing price, as applicable, of that Underlying on the Pricing Date (in the case of the Funds, divided by the applicable Share Adjustment Factor)

Ending Underlying Value:	With respect to each Underlying, the closing level of the Index or closing price, as applicable, of that Underlying on the final Review Date
Share Adjustment Factor:
With respect to each Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.

Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Interest Payment Dates††:
Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, the Interest Payment Dates will be December 16, 2014, January 15, 2015, February 17, 2015, March 16, 2015, April 16, 2015, May 14, 2015, June 16, 2015, July 16, 2015, August 14, 2015, September 16, 2015, October 16, 2015, November 17, 2015, December 16, 2015, January 14, 2016, February 17, 2016, March 16, 2016, April 14, 2016, May 16, 2016, June 16, 2016, July 14, 2016, August 16, 2016, September 15, 2016, October 14, 2016, November 17, 2016, December 15, 2016, January 17, 2017, February 16, 2017, March 16, 2017, April 17, 2017, May 16, 2017, June 15, 2017, July 14, 2017, August 16, 2017, September 14, 2017, October 16, 2017 and the Maturity Date

Call Settlement Date††:	If the notes are automatically called on any Autocall Review Date, the first Interest Payment Date immediately following that Autocall Review Date
††	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, the notes may be automatically called based on the performance of the Underlyings on the quarterly Autocall Review Dates while Contingent Interest Payments may be payable based on the performance of the Underlyings on the monthly Interest Review Dates, as described under “Key Terms — Automatic Call” and “Key Terms — Contingent Interest Payments,” respectively, in this term sheet.  We refer to each of the Autocall Review Dates and the Interest Review Dates as a “Review Date.”

Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, the “closing level” of the Russell 2000® Index or any relevant successor index (as defined in the accompanying product supplement no. 4a-I) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Financial Markets with respect to that day.  Currently, Bloomberg Financial Markets publishes the closing level of the Russell 2000® Index to three decimal places, whereas Russell Investment Group (“Russell”), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places.  As a result, the closing level of the

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF
TS-1

Russell 2000® Index published by Bloomberg Financial Markets will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell.

Selected Purchase Considerations

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MONTHLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each monthly Interest Review Date of at least $6.25* per $1,000 principal amount note (equivalent to an interest rate of at least 7.50%* per annum, payable at a rate of at least 0.625%* per month).  If the notes have not been automatically called and the closing level of the Index or closing price, as applicable, of each Underlying on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date.  If the closing level of the Index or closing price, as applicable, of any Underlying on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

* The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.50% per annum.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level of the Index or closing price, as applicable, of each Underlying on any quarterly Autocall Review Date is greater than or equal to its Initial Underlying Value, your notes will be automatically called prior to the Maturity Date.  Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to that Autocall Review Date, payable on the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if (i) the Ending Underlying Value of each Underlying is greater than or equal to its Initial Underlying Value or (ii) a Trigger Event has not occurred.  However, if the notes have not been automatically called and (i) the Ending Underlying Value of any Underlying is less than its Initial Underlying Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

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EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be any of the iShares® MSCI EAFE ETF, the Russell 2000® Index or the iShares® MSCI Emerging Markets ETF.

The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index, which we refer to as the Underlying Index with respect to the iShares® MSCI EAFE ETF.  The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe, Asia, Australia and New Zealand.  On July 1, 2013, the name of the iShares® MSCI EAFE ETF was changed from the iShares® MSCI EAFE Index Fund to the current name. For additional information about the iShares® MSCI EAFE ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1a-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1a-I.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF.  The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.  On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name.  For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1a-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF
TS-2

income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).
In addition, withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including an automatic call or redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.
In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in one or more of the Underlyings or any of the equity securities included in or held by the Underlyings.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I dated November 7, 2014 and in the “Risk Factors” section of the accompanying underlying supplement no. 1a-I dated November 7, 2014.
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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been automatically called and (i) the Ending Underlying Value of any Underlying is less than its Initial Underlying Value and (ii) a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value.  Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Underlying.  If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review Date only if the closing level of the Index or closing price, as applicable, of each Underlying on that Interest Review Date is greater than or equal to its Interest Barrier.  If the closing level of the Index or closing price, as applicable, of any Underlying on that Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Interest Review Date will not be accrued and subsequently paid.  Accordingly, if the closing level of the Index or closing price, as applicable, of any Underlying on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the Interest Review Date corresponding to the relevant Autocall Review Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF
TS-3

appreciation in the value of any Underlying, which may be significant.  You will not participate in any appreciation in the value of any Underlying.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying during the term of the notes.
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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings.  If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to any of the Underlyings.  The performance of the Underlyings may not be correlated.  Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.  Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

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THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing level of the Index or closing price, as applicable, of any Underlying is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Least Performing Underlying.  We refer to this feature as a contingent buffer.  Under these circumstances, and if the Ending Underlying Value of any Underlying is less than its Initial Underlying Value, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value.  You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level of the Index or closing price, as applicable, of that Underlying is greater than or equal to its Trigger Level.  If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus any Contingent Interest Payment at maturity.  As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of any other Underlying.  Accordingly, if the notes have not been automatically called and (i) the Ending Underlying Value of any Underlying is less than its Initial Underlying Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Underlying Value of any other Underlying is greater than or equal to its Initial Underlying Value.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect

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the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level or price, as applicable, of the Underlyings, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the levels or prices, as applicable, of the Underlyings;
•	the time to maturity of the notes;
•
whether the closing level of the Index or closing price, as applicable, of any Underlying has been, or is expected to be, less than its Interest Barrier on any Interest Review Date and whether a Trigger Event has occurred or is expected to occur;

•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Funds and the equity securities included in or held by the Underlyings;
•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Funds trade and the correlation among those rates and the prices of the Funds;

•	the occurrence of certain events to the Funds that may or may not require an adjustment to the applicable Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•
NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Funds or the securities included in or held by the Underlyings would have.

•
VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level of the Index or closing price, as applicable, of that Underlying could be less than its Interest Barrier on an Interest Review Date and/or that a Trigger Event could occur.  An Underlying’s volatility, however, can change significantly over the term of the notes.  The closing level of the Index or closing price, as applicable, of an Underlying could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

•
AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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•
THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of the Funds are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market.  Each Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Funds and, consequently, the value of the notes.

•
DIFFERENCES BETWEEN EACH FUND AND ITS UNDERLYING INDEX — Each Fund does not fully replicate its Underlying Index and may hold securities not included in its Underlying Index.  In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between each Fund and its Underlying Index.  In addition, corporate actions with respect to the equity securities held by each Fund (such as mergers and spin-offs) may impact the variance between that Fund and its Underlying Index.  Finally, because the shares of each Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.  For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index.

•
NON-U.S. SECURITIES RISK WITH RESPECT TO THE FUNDS — The equity securities held by the Funds have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•
EMERGING MARKETS RISK WITH RESPECT TO THE ISHARES® MSCI EMERGING MARKETS ETF — The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUNDS — Because the prices of the equity securities held by the Funds are converted into U.S. dollars for purposes of calculating the net asset value of the Funds, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Funds trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Funds denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Funds will be adversely affected and any payment on the notes may be reduced.  Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF
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What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Underlying?

If the notes have not been automatically called and the closing level of the Index or closing price, as applicable, of each Underlying on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $6.25 (equivalent to an interest rate of at least 7.50% per annum, payable at a rate of at least 0.625% per month).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.50% per annum.  If the closing level of the Index or closing price, as applicable, of any Underlying on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.  We refer to the Interest Payment Date immediately following any Interest Review Date on which the closing level of the Index or closing price, as applicable, of any Underlying is less than its Interest Barrier as a “No-Coupon Date.”  The following table assumes a Contingent Interest Rate of 7.50% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$225.00
1 No-Coupon Date	$218.75
2 No-Coupon Dates	$212.50
3 No-Coupon Dates	$206.25
4 No-Coupon Dates	$200.00
5 No-Coupon Dates	$193.75
6 No-Coupon Dates	$187.50
7 No-Coupon Dates	$181.25
8 No-Coupon Dates	$175.00
9 No-Coupon Dates	$168.75
10 No-Coupon Dates	$162.50
11 No-Coupon Dates	$156.25
12 No-Coupon Dates	$150.00
13 No-Coupon Dates	$143.75
14 No-Coupon Dates	$137.50
15 No-Coupon Dates	$131.25
16 No-Coupon Dates	$125.00
17 No-Coupon Dates	$118.75
18 No-Coupon Dates	$112.50
19 No-Coupon Dates	$106.25
20 No-Coupon Dates	$100.00
21 No-Coupon Dates	$93.75
22 No-Coupon Dates	$87.50
23 No-Coupon Dates	$81.25
24 No-Coupon Dates	$75.00
25 No-Coupon Dates	$68.75
26 No-Coupon Dates	$62.50
27 No-Coupon Dates	$56.25
28 No-Coupon Dates	$50.00
29 No-Coupon Dates	$43.75
30 No-Coupon Dates	$37.50
31 No-Coupon Dates	$31.25
32 No-Coupon Dates	$25.00
33 No-Coupon Dates	$18.75
34 No-Coupon Dates	$12.50
35 No-Coupon Dates	$6.50
36 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes that the Least Performing Underlying is the Russell 2000® Index and that the closing price of each of the other Underlyings on each Autocall Review Date is greater than or equal to its Initial Underlying Value (and therefore its Interest Barrier and Trigger Level).  We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of the Index or closing price, as applicable, of any Underlying will be on any Review Date.  In addition, the following table and examples assume an Initial Underlying Value for the Least Performing Underlying of 1,150, an Interest Barrier for the Lesser Performing Underlying of 805 (equal to 70% of the hypothetical Initial Underlying Value), a Trigger Level for the Least Performing Underlying of 747.50 (equal to 65% of the hypothetical Initial Underlying Value) and a Contingent Interest Rate of 7.50% per annum (payable at a rate of 0.625% per month).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.50% per annum.  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment

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applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Review Dates Prior to the Final Review Date		Final Review Date
Closing Level of the Index of the Least Performing Underlying	Least Performing Underlying Appreciation / Depreciation at Review Date	Payment on Interest Payment Date (Assuming No Automatic Call, If Applicable) (1)	Payment on Call Settlement Date, If Automatically Called(1)(2)	Least Performing Underlying Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (2)(3)
2,070.000	80.00%	$6.25	$1,006.25	80.00%	$1,006.25	$1,006.25
1,955.000	70.00%	$6.25	$1,006.25	70.00%	$1,006.25	$1,006.25
1,840.000	60.00%	$6.25	$1,006.25	60.00%	$1,006.25	$1,006.25
1,725.000	50.00%	$6.25	$1,006.25	50.00%	$1,006.25	$1,006.25
1,610.000	40.00%	$6.25	$1,006.25	40.00%	$1,006.25	$1,006.25
1,495.000	30.00%	$6.25	$1,006.25	30.00%	$1,006.25	$1,006.25
1,380.000	20.00%	$6.25	$1,006.25	20.00%	$1,006.25	$1,006.25
1,322.500	15.00%	$6.25	$1,006.25	15.00%	$1,006.25	$1,006.25
1,265.000	10.00%	$6.25	$1,006.25	10.00%	$1,006.25	$1,006.25
1,207.500	5.00%	$6.25	$1,006.25	5.00%	$1,006.25	$1,006.25
1,150.000	0.00%	$6.25	$1,006.25	0.00%	$1,006.25	$1,006.25
1,092.500	-5.00%	$6.25	N/A	-5.00%	$1,006.25	$956.25
1,035.000	-10.00%	$6.25	N/A	-10.00%	$1,006.25	$906.25
920.000	-20.00%	$6.25	N/A	-20.00%	$1,006.25	$806.25
805.000	-30.00%	$6.25	N/A	-30.00%	$1,006.25	$706.25
747.500	-35.00%	$0.000	N/A	-35.00%	$1,000.00	$650.00
747.385	-35.01%	$0.000	N/A	-35.01%	N/A	$649.90
690.000	-40.00%	$0.000	N/A	-40.00%	N/A	$600.00
575.000	-50.00%	$0.000	N/A	-50.00%	N/A	$500.00
460.000	-60.00%	$0.000	N/A	-60.00%	N/A	$400.00
345.000	-70.00%	$0.000	N/A	-70.00%	N/A	$300.00
230.000	-80.00%	$0.000	N/A	-80.00%	N/A	$200.00
115.000	-90.00%	$0.000	N/A	-90.00%	N/A	$100.00
0.000	-100.00%	$0.000	N/A	-100.00%	N/A	$0.00

(1) You will receive a Contingent Interest Payment in connection with an Interest Review Date if the closing level of the Index or closing price, as applicable, of each Underlying on that Interest Review Date is greater than or equal to its Interest Barrier.

(2) The notes will be automatically called if the closing level of the Index or closing price, as applicable, of each Underlying on any Autocall Review Date is greater than or equal to its Initial Underlying Value.

(3) A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of the Index or closing price, as applicable, of any Underlying is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: Contingent Interest Payments are paid in connection with one of the Interest Review Dates preceding the fourth Autocall Review Date, the closing level of the Index of the Least Performing Underlying is less than the Initial Underlying Value of 1,150 on each of the Review Dates preceding the fourth Autocall Review Date and the closing level of the Index of the Least Performing Underlying increases from the Initial Underlying Value of 1,150 to an closing level of the Index of 1,380 on the fourth Autocall Review Date.  The investor receives a payment of $6.25 per $1,000 principal amount note in connection with one of the Interest Review Dates preceding the fourth Autocall Review Date, but the notes are not automatically called on any of the Autocall Review Dates preceding the fourth Autocall Review Date because the closing level of the Index of the Least Performing Underlying is less than its Initial Underlying Value on each of the Autocall Review Dates preceding the fourth Autocall Review Date.  Because the closing level of the Index or closing price, as applicable, of each Underlying on the fourth Autocall Review Date (which is also the twelfth Interest Review Date) is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the fourth Autocall Review Date.  In addition, because the closing level of the Index or closing price, as applicable, of each Underlying on the fourth Autocall Review Date is greater than its Initial Underlying Value, the notes are automatically called.  Accordingly, the investor receives a payment of $1,006.25 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $6.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  As a result, the total amount paid on the notes over the term of the notes is $1,012.50 per $1,000 principal amount note.

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Example 2: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Interest Review Dates preceding the final Review Date and the closing level of the Index of the Least Performing Underlying increases from the Initial Underlying Value of 1,150 to an Ending Underlying Value of 1,380.  The investor receives a payment of $6.25 per $1,000 principal amount note in connection with each of the Interest Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity and the Ending Underlying Value of each Underlying is greater than its Interest Barrier and Initial Underlying Value, regardless of whether a Trigger Event has occurred, the investor receives at maturity a payment of $1,006.25 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $6.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,225.00 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with four of the Interest Review Dates preceding the final Review Date, a Trigger Event has not occurred and the closing level of the Index of the Least Performing Underlying decreases from the Initial Underlying Value of 1,150 to an Ending Underlying Value of 747.500.  The investor receives a payment of $6.25 per $1,000 principal amount note in connection with four of the Interest Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Ending Underlying Value of the Lesser Performing Underlying is equal to its Trigger Level but is less than its Interest Barrier, the investor receives at maturity a payment of $1,000 per $1,000 principal amount note, even though the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value.  However, the investor receives no Contingent Interest Payment at maturity. The total amount paid on the notes over the term of the notes is $1,025.00 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with four of the Interest Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing level of the Index of the Least Performing Underlying decreases from the Initial Underlying Value of 1,150 to an Ending Underlying Value of 920.  The investor receives a payment of $6.25 per $1,000 principal amount note in connection with four of the Interest Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Value of the Least Performing Underlying is greater than its Interest Barrier but is less than its Initial Underlying Value, the investor receives at maturity a payment of $806.25 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $6.25 per $1,000 principal amount note and repayment of a portion of the principal equal to $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

The total amount paid on the notes over the term of the notes is $831.25 per $1,000 principal amount note.

Example 5: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Interest Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing level of the Index of the Least Performing Underlying decreases from the Initial Underlying Value of 1,150 to an Ending Underlying Value of 460.  The investor receives a payment of $6.25 per $1,000 principal amount note in connection with each of the Interest Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Value of the Least Performing Underlying is less than its Interest Barrier and Initial Underlying Value, the investor receives at maturity a payment of $350 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -65%) = $350

The total amount paid on the notes over the term of the notes is $575.00 per $1,000 principal amount note.

Example 6: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Interest Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing level of the Index of the Least Performing Underlying decreases from the Initial Underlying Value of 1,150 to an Ending Underlying Value of 345.  Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Interest Review Dates preceding the final Review Date, a Trigger Event has occurred and the Ending Underlying Value of the Least Performing Underlying is less than its Interest Barrier and Initial Underlying Value, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF
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Historical Information

The following graphs show the historical weekly performance of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF from January 2, 2009 through October 31, 2014.  The closing price of one share of the iShares® MSCI EAFE ETF on November 6, 2014 was $62.85.  The closing level of the Russell 2000® Index on November 6, 2014 was 1,173.319.  The closing price of one share of the iShares® MSCI Emerging Markets ETF on November 6, 2014 was $41.22.

We obtained the various closing levels of the Index or closing prices, as applicable, of the Underlyings below from Bloomberg Financial Markets, without independent verification.  Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg Financial Markets publishes the closing levels of the Russell 2000® Index to only three decimal places.  The historical levels or prices, as applicable, of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index or closing price, as applicable, of any Underlying on the Pricing Date, any Review Date, including the final Review Date, or any day during the Monitoring Period.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal or the payment of any interest.  We make no representation as to the amount of dividends, if any, that the Funds will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Funds.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF
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JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Underlying?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 4a-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF
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